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                                  EXHIBIT 3(ii)

                           BYLAWS OF CITIZENS BANCORP

                        ARTICLE I - SHAREHOLDER MEETINGS

            1.1 Annual Meeting. The annual meeting of shareholders shall be held within 120 days after the close of the fiscal year of the Corporation, for the election of directors and the transaction of any other business, in Benton County, Oregon, or at such other time and place permissible under the laws of Oregon as may be determined by the Board of Directors. If for any cause an election of directors is not held on the day fixed by this Section, such meeting shall be adjourned to some future date within thirty (30) days of the annual meeting date. Business may be brought before the annual meeting by shareholders as provided in Article VII of the Articles of Incorporation of the Corporation.

            1.2 Special Meeting. Special meetings of shareholders may be called by the Chief Executive Officer, a majority of the Board of Directors, or upon request of not less than three shareholders who represent in the aggregate not less than one-third of the capital stock of the Corporation. Notice of all special meetings shall state specifically the purposes thereof. No business other than that specified in said notice shall be transacted at any special meeting unless all shareholders of the Corporation are present either in person or by proxy, and the holders of not less than two-thirds of all stock shall consent thereto.

            1.3 Notice of Meetings. Written or printed notice stating the place, day, and hour of the meeting, and the purpose or purposes for which the meeting is called shall be delivered by the Secretary not less than ten (10) days, but not more than fifty (50) days, before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

            1.4 Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof; or shareholders entitled to receive payment of any dividend; or in order to make determination of shareholders for any other proper purpose; the Board of Directors shall fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty (50) days and, in the case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.

            1.5 Proxies. Shareholders may vote at any meeting by proxy. Every proxy shall be in writing, dated, and signed by the shareholder granting the same, shall be valid for only one meeting to be specified therein, or any adjournment thereof, shall specify one or more proxyholders by name, and shall be revocable by the shareholder granting it at any time prior to its exercise.

            1.6 Quorum. At all meetings of shareholders, the holders of a majority of the capital stock of the Corporation issued and outstanding, present either in person or by proxy, shall constitute a quorum and shall be necessary for the transaction of business, but less representation may adjourn such meetings to a time certain. At any legally constituted meeting of shareholders action by the holders of a majority of the shares of stock represented shall control unless otherwise provided for in these bylaws or by law.

            1.7 Vote. At all meetings of shareholders, each shareholder shall be entitled to one vote for each share of stock held by such shareholder on the record date for such meeting.

                             ARTICLE II - DIRECTORS

            2.1 Responsibilities. The business of the Corporation shall be run under the supervision of the Board of Directors.

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            2.2 Number and Term. The number and terms of service of the members of the Board of Directors shall be as provided in Article III of the Articles of Incorporation of the Corporation.

            2.3 Organization. Within one month from the date of its election, the Board of Directors shall meet for the purpose of organization and election of executive officers and a chairman of the Board hereinafter specified. No director shall take office prior to qualifying and taking an oath of office as required by law.

            2.4 Regular Meetings. The Board of Directors shall hold a regular meeting at least once a month on such dates as may be fixed by the Chairman of the Board and the Chief Executive Officer, on not less than five (5) days notice. At every such meeting, the Chief Executive Officer or President shall submit a report, in such detail as the Board may specify, concerning business activities during the preceding month or since the last report, including loans or other extensions of credit to officers, directors, and employees thereof. The Board of Directors shall examine and pass upon such report and make the same a part of the record of such meeting, by recording the same in full in the minutes, and such record shall show their approval or disapproval of same and be subscribed to by each director present at such meeting.

            2.5 Special Meetings. Special meetings of the Board of Directors may be held from time to time upon the call of the Chairman of the Board, the Chief Executive Officer, or not less than one-half of the duly elected, qualified and acting directors. Notice of such meeting shall be given by the person or persons calling the same, by mail not less than five (5) days before the time fixed for such meeting. The presence of any director shall constitute a waiver of the notice of such meeting. Notice of all special meetings shall state specifically the purposes thereof.

            2.6 Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business.

            2.7 Employment of Officers. The Board of Directors shall authorize the employment and compensation of all officers of the Corporation.

            2.8 Director Attendance. All directors shall attend each meeting of the Board of Directors. If unable to attend, the director will be given an excused or unexcused absence by a majority of the directors. If any director has a total of three (3) unexcused absences within the operating year (between annual meetings) such director shall cease to be a member of the Board of Directors, which shall thereafter declare a vacancy which may be filled in the usual manner.

            2.9 Retirement. No person shall be eligible for nomination, election or re-election as a director or as a director emeritus of the Corporation who has attained the age of seventy (70) years, or who will attain such age prior to the first day of July in the calendar year in which such nomination, election or re-election would otherwise occur.

            2.10 Non-Voting Emeritus Directors. The Board of Directors may in its sole discretion, and at any time, elect one or more non-voting emeritus directors to serve as provided below.

                  2.10.1 An emeritus director shall be at least sixty (60) years of age and no more than seventy (70) years of age.

                  2.10.2 An emeritus director shall have been for five (5) years or more, and on the date of such director's 60th birthday shall have been, a member of the Board of Directors of the Corporation or of a subsidiary or other affiliate of the Corporation, and on the date of election as an emeritus director shall no longer be a member of the Board of Directors, either through resignation from the Board or otherwise. An individual who has resigned from the Board as a regular director may be elected as an emeritus director by a simply majority of the Board. An individual who failed to be re-elected to the Board as a regular director may be elected as an emeritus director by a two-thirds majority of the Board.

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                  2.10.3 No emeritus director may serve in such capacity for more than (5) five years, and the term of office of an emeritus director shall terminate automatically on the date of such director's seventieth (70th) birthday.

                  2.10.4 An emeritus director may attend meetings of the Board of Directors by invitation of the Board only, may participate in discussions in such meetings, but shall have no voting rights as a director.

                  2.10.5 An emeritus director shall receive the regular monthly fee payable to members of the Board whether or not such emeritus director attends meetings of the Board; provided, that any emeritus director receiving or eligible to receive benefits from any pension or profit sharing plan of the Corporation or any subsidiary or other affiliate of the Corporation shall not receive a monthly director's fee.

                  2.10.6 An emeritus director may be removed from office by a simple majority vote of the Board of Directors at any time and for any reason.

                  2.10.7 The shareholders of the Corporation shall have no right to elect emeritus directors.

                            ARTICLE III - COMMITTEES

            3.1 Committees. The Board of Directors may establish one or more committees in its sole discretion, which shall have such duties as may be delegated by the Board.

            3.2 Term and Purposes. All committees established by the Board of Directors shall exist for such time and for such purposes as it determines.

                              ARTICLE IV - OFFICERS

            4.1 Officers. The officers of the Corporation shall be a President, who shall be a member of the Board of Directors, a Chief Executive Officer, and one or more Vice Presidents. One of the above officers shall be designated Secretary. Other officers may be appointed by the Board of Directors from time to time. One individual may serve as both President and Chief Executive Officer.

            4.2 Terms of Office. The Chief Executive Officer, the President, any Vice Presidents, and the Secretary shall hold office for the current year for which they shall be appointed, or as provided under any written employment agreements, unless and until they shall resign, become disqualified or be removed. Any vacancies occurring in any of the said offices shall be filled by the Board of Directors.

            4.3 Duties of the Chief Executive Officer and President. The Chief Executive Officer and President shall perform all such duties as the Board of Directors may from time to time prescribe or as may be required by law.

            4.4 Duties of Secretary. The Secretary shall keep a complete record of the proceedings of all meetings of shareholders and directors, shall have the custody of the corporate seal, if any, shall attest the signature of the Corporation and affix the seal when required to do so in the usual course of business and pursuant to law, and shall perform all such other duties as the Board of Directors may from time to time prescribe or as may be required by law.

                           ARTICLE V - CORPORATE STOCK

            5.1 Shares of Stock. The shares of stock of the Corporation may be represented by stock certificates, signed by both the Chief Executive Officer and the Secretary of the Corporation, with the corporate seal, if any, affixed. In the absence of the signature of the Secretary, any Vice President may provide the second

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signature. Each stock certificate shall state upon the face thereof that it is transferable only on the books of the Corporation.

            5.2 Stock Certificates. Certificates of stock shall be numbered and registered in the order in which they are issued. All certificates shall be issued in consecutive order therefrom and upon the stub of each certificate shall be entered the name of the person owning all shares therein represented, the number of shares represented thereby, and the date of the issuance thereof. All certificates exchanged or returned to the Corporation shall be marked "canceled," the date of cancellation shall be noted thereon, and the certificate shall be retained.

            5.3 Stock Transfer. The shares of stock of the Corporation shall be transferable and assignable only upon the books of the Corporation. No new stock certificate shall be issued until the old certificate has been properly assigned, transferred, and surrendered for cancellation.

            5.4 Lost Certificate. If any certificate is accidentally destroyed or lost, upon satisfactory proof of such destruction or loss and the receipt of satisfactory indemnity from the shareholder, the Board of Directors may authorize issuance of a new certificate.

            5.5 Shares Without Certificates. The Corporation may issue shares of stock without certificates as provided under ORS 60.164.

                          ARTICLE VI - INDEMNIFICATION

            6.1 Indemnification. The Corporation shall indemnify officers and directors of the Corporation to the fullest extent permitted under law.

                        ARTICLE VII - GENERAL PROVISIONS

            7.1 Real Estate. All instruments for the purpose of transferring and conveying real estate or any agreement involving real estate shall be executed in the name of the Corporation under authority of a resolution by the Board of Directors, signed by the Chief Executive Officer or President, with the corporate seal affixed when required.

            7.2 Satisfaction of Mortgages. Mortgages, trust deeds and security agreements, upon payment thereof, may be released by the Chief Executive Officer or to the extent directed by the Chief Executive Officer. Such releases may be made in any manner as now or may hereafter be provided by law.

            7.3 Signing Authorization. All checks, drafts, vouchers or other obligations representing the current expenses and current business transactions of the Corporation shall be signed by the Chief Executive Officer, or by such officer or employee of the Corporation as may be designated by the Chief Executive Officer. The Corporation shall not be liable upon any obligation that does not arise in the ordinary course of business as a current transaction, unless the same is authorized by a resolution of the Board of Directors.

            7.4 Records. The organization papers of the Corporation, records of proceedings at all regular and special meetings of the Board of Directors, the Bylaws and all changes and all amendments thereof, the reports of committees, and all other proceedings shall be recorded in detail in the minutes book. Every official communication from any State of Oregon regulatory authority shall be noted in the minutes as required by law. The minutes of each meeting of the Board of Directors shall be signed by all directors who were in attendance and in addition thereto attested by the Secretary.

            7.5 Inspection of Bylaws. A copy of the Bylaws of the Corporation and all amendments thereto shall be kept in a convenient place at the head office of the Corporation and made accessible to any stockholder during the regular hours of business.

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            7.6 Amendments of Bylaws. The Bylaws may be amended, altered or repealed at any regular or special meeting of the shareholders, or at any regular or special meeting of the Board of Directors by a vote of a majority of the number of directors on the Board of Directors at the time of such vote.

            7.7 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

            7.8 Articles of Incorporation. The provisions of the Bylaws are subject to the Articles of Incorporation of the Corporation. In the event of any conflict between the Bylaws and the Articles of Incorporation, the Articles of Incorporation shall control.

                       Date of Adoption: October 15, 1996.

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